                                                                     EXHIBIT 3.2
                                                               EXECUTION VERSION



                           THIRD AMENDED AND RESTATED

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                        GP NATURAL RESOURCE PARTNERS LLC

                          DATED AS OF DECEMBER 22, 2003

                                    ARTICLE I
                                   DEFINITIONS

                                   ARTICLE II
                                     GENERAL

2.1   Formation......................................................................   10
2.2   Principal Office...............................................................   10
2.3   Registered Office and Registered Agent.........................................   10
2.4   Purpose of the Company.........................................................   10
2.5   Date of Dissolution............................................................   10
2.6   Qualification..................................................................   10
2.7   Members........................................................................   10
2.8   Reliance by Third Parties......................................................   11

                                ARTICLE III
                       CAPITALIZATION OF THE COMPANY

3.1   Initial Capital Contributions..................................................   11
3.2   Additional Capital Contributions...............................................   11
3.3   Loans..........................................................................   12
3.4   Maintenance of Capital Accounts................................................   12
3.5   Capital Withdrawal Rights, Interest and Priority...............................   13

                                ARTICLE IV
                               DISTRIBUTIONS

4.1   Distributions of Available Cash................................................   13
4.2   Persons Entitled to Distributions..............................................   13
4.3   Limitations on Distributions...................................................   13

                                 ARTICLE V
                                ALLOCATIONS

5.1   Profits........................................................................   14
5.2   Losses.........................................................................   14
5.3   Regulatory Allocations.........................................................   14
5.4   Tax Allocations: Code Section 704(c)...........................................   15
5.5   Change in Percentage Interests.................................................   16
5.6   Withholding....................................................................   16

                                ARTICLE VI
                             MEMBERS' MEETINGS

6.1   Meetings of Members; Place of Meetings.........................................   17
6.2   Quorum; Voting Requirement.....................................................   17
6.3   Proxies........................................................................   17

6.4   Action Without Meeting.........................................................   17
6.5   Notice.........................................................................   18
6.6   Waiver of Notice...............................................................   18

                                ARTICLE VII
                          MANAGEMENT AND CONTROL

7.1   Management by Board of Directors and Executive Officers........................   18
7.2   Board of Directors.............................................................   18
7.3   Meetings of the Board..........................................................   19
7.4   Quorum and Acts of the Board...................................................   19
7.5   Electronic Communications......................................................   20
7.6   Committees of Directors........................................................   20
7.7   Compensation of Directors......................................................   20
7.8   Directors as Agents............................................................   20
7.9   Officers; Agents...............................................................   21

                               ARTICLE VIII
                       LIABILITY AND INDEMNIFICATION

8.1   Limitation on Liability of Members, Directors and Officers.....................   21
8.2   Indemnification................................................................   21

                                ARTICLE IX
                     TRANSFERS OF MEMBERSHIP INTERESTS

9.1   General Restrictions...........................................................   23
9.2   Permitted Transferees..........................................................   23
9.3   Substitute Members.............................................................   24
9.4   Effect of Admission as a Substitute Member.....................................   25
9.5   Consent........................................................................   25
9.6   Additional Members.............................................................   25
9.7   Right of First Refusal.........................................................   26

                                 ARTICLE X
                        DISSOLUTION AND TERMINATION

10.1  Events Causing Dissolution.....................................................   27
10.2  Final Accounting...............................................................   27
10.3  Distributions Following Dissolution and Termination............................   27
10.4  Termination of the Company.....................................................   29
10.5  No Action for Dissolution......................................................   29

                                ARTICLE XI
                                TAX MATTERS

11.1  Tax Matters Member.............................................................   29
11.2  Certain Authorizations.........................................................   29

11.3  Indemnity of Tax Matters Member................................................   30
11.4  Information Furnished..........................................................   30
11.5  Notice of Proceedings, etc.....................................................   30
11.6  Notices to Tax Matters Member..................................................   30
11.7  Preparation of Tax Returns.....................................................   30
11.8  Tax Elections..................................................................   31
11.9  Taxation as a Partnership......................................................   31

                                ARTICLE XII
                       ACCOUNTING AND BANK ACCOUNTS

12.1  Fiscal Year and Accounting Method..............................................   31
12.2  Books and Records..............................................................   31
12.3  Delivery to Members; Inspection................................................   31
12.4  Financial Statements...........................................................   32
12.5  Filings........................................................................   32
12.6  Non-Disclosure.................................................................   32

                               ARTICLE XIII
                               MISCELLANEOUS

13.1  Waiver of Default..............................................................   33
13.2  Amendment......................................................................   33
13.3  No Third Party Rights..........................................................   33
13.4  Severability...................................................................   33
13.5  Nature of Interest in the Company..............................................   33
13.6  Binding Agreement..............................................................   33
13.7  Headings.......................................................................   33
13.8  Word Meanings..................................................................   34
13.9  Counterparts...................................................................   34
13.10 Entire Agreement...............................................................   34
13.11 Partition......................................................................   34
13.12 Governing Law; Consent to Jurisdiction and Venue...............................   34

                           THIRD AMENDED AND RESTATED
                       LIMITED LIABILITY COMPANY AGREEMENT
                                       OF
                        GP NATURAL RESOURCE PARTNERS LLC

         THIS SECOND AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT (this "AGREEMENT") of GP NATURAL RESOURCE PARTNERS LLC, a Delaware limited liability company (the "COMPANY"), is made and entered into as of the 22nd day of December, 2003 by the Person executing this Agreement on the signature pages hereto as a member (together with such other Persons that may hereafter become members as provided herein, referred to collectively as the "MEMBERS" or individually, as a "MEMBER").

         WHEREAS, Corbin J. Robertson, Jr. ("CJR") and Ark Land Company, a Delaware corporation ("ARK LAND"), as the Company's initial members, formed the Company on April 9, 2002 as a limited liability company under the Act (as defined below) by causing a certificate of formation of the Company to be filed with the Delaware Secretary of State and made capital contributions to the
Company:

         WHEREAS, CJR and Ark Land entered into that certain Limited Liability Company Agreement of GP Natural Resource Partners LLC dated as of April 9, 2002 (the "ORIGINAL AGREEMENT");

         WHEREAS, CJR formed Robertson Coal Management LLC, a Delaware limited liability company ("ROBERTSON COAL MANAGEMENT"), and contributed the entirety of his Membership Interest in the Company to Robertson Coal Management in exchange for all of the limited liability company interests in Robertson Coal Management;

         WHEREAS, Ark Land and Robertson Coal Management entered into the First Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC dated as of July 12, 2002, which amended and restated the Original Agreement (the "FIRST AMENDED AND RESTATED AGREEMENT");

         WHEREAS, Ark Land and Robertson Coal Management entered into the Second Amended and Restated Limited Liability Company Agreement of GP Natural Resource Partners LLC dated as of October 17, 2002 (the "AMENDED AND RESTATED AGREEMENT"); and

         WHEREAS, Ark Land and Robertson Coal Management amended the Amended and Restated Agreement on December 22, 2003 to facilitate the sale of Ark Land's membership interest in the Company to Robertson Coal Management; and

         WHEREAS, Robertson Coal Management desires to amend and restate the
Agreement:

         NOW, THEREFORE, in consideration of the covenants, conditions and agreements contained herein, the parties hereto hereby amend the Amended and Restated Agreement and, as so amended, restate it in its entirety as follows:

                                   ARTICLE I
                                   DEFINITIONS

         As used herein, the following terms shall have the following meanings, unless the context otherwise requires:

         "ACCEPTANCE NOTICE" is defined in Section 9.8(b).

         "ACT" means the Delaware Limited Liability Company Act. 6 Del. C.
Section 18-101, et seq., as amended from time to time.

         "ADJUSTED CAPITAL ACCOUNT DEFICIT" means with respect to any Member, the deficit balance, if any, in such Member's Capital Account as of the end of the relevant Taxable Year, after giving effect to the following adjustments:

                  (a) Credit to such Capital Account any amounts which such Member is obligated to restore pursuant to any provision of this Agreement or is deemed to be obligated to restore pursuant to Regulation Sections 1.704-1(b)(2)(ii)(c), 1.704-2(g)(1) and
         1.704-2(i)(5); and

                  (b) Debit to such Capital Account the items described in Regulation Sections 1.704-1(b)(2)(ii)(d)(4), 1.704-1(b)(2)(ii)(d)(5),
         and 1.704-1(b)(2)(ii)(d)(6).

         The foregoing definition of Adjusted Capital Account Deficit is intended to comply with the provisions of Regulations Section
1.704-1(b)(2)(ii)(d) and shall be interpreted consistently therewith.

         "AFFILIATE" means, with respect to any specified Person, any other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled' have meanings correlative to the foregoing.

         "AGREEMENT" shall have the meaning set forth in the preamble hereof, as the same may be amended from time to time in accordance with the terms hereof.

         "AMENDED AND RESTATED AGREEMENT" has the meaning given in the preamble.

         "AUDIT COMMITTEE" is defined in Section 7.6(b).

         "AUTHORIZED REPRESENTATIVE" is defined in Section 6.1.

         "AVAILABLE CASH" means, with respect to a fiscal quarter, all cash and cash equivalents of the Company at the end of such quarter less the amount of cash reserves that is necessary or appropriate in the reasonable discretion of the Board to (a) provide for the proper conduct of the business of the Company (including reserves for future capital expenditures and for anticipated future credit needs of the Company) subsequent to such quarter or (b) comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Company is a party or by which it is bound or its assets or Property is subject; provided, however, that disbursements made by the Partnership to the Company or cash reserves established, increased or reduced after the expiration of such quarter but on or before the date of determination of Available Cash with respect to such quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash, during such quarter if the Board so determines in its reasonable discretion.

         "BOARD" means the Board of Directors of the Company.

         "BUSINESS DAY" means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Texas shall not be regarded as a Business Day.

         "CAPITAL ACCOUNT" means with respect to any Member, a separate account established by the Company and maintained for each Member in accordance with
Section 3.4 hereof.

         "CAPITAL CONTRIBUTION" means, with respect to any Member, the amount of money and the initial Gross Asset Value of any Property (other than money) contributed to the Company by such Member with respect to its Membership Interest pursuant to the terms of this Agreement. Any reference in this Agreement to the Capital Contribution of a Member shall include a Capital Contribution of its predecessors in interest.

         "CERTIFICATE" means the Certificate of Formation of the Company filed with the Secretary of State of Delaware, as amended or restated from time to time.

         "CJR" is defined in the recitals hereof.

         "CODE" means the United States Internal Revenue Code of 1986, as amended.

         "COMPANY" is defined in the preamble hereof.

         "COMPANY AFFILIATE" is defined in Section 8.2.

         "COMPENSATION COMMITTEE" is defined in Section 7.6(c).

         "CONFLICTS COMMITTEE" is defined in the MLP Partnership Agreement.

         "DEPRECIATION" means, for each Taxable Year or other period, an amount equal to the depreciation, amortization or other cost recovery deduction allowable with respect to an asset for such Taxable Year, except that if the Gross Asset Value of an asset differs from its adjusted basis for federal income tax purposes at the beginning of such Taxable Year, Depreciation shall be an amount which bears the same ratio to such beginning Gross Asset Value as the federal income tax depreciation, amortization or other cost recovery deduction for such Taxable Year bears to such beginning adjusted tax basis; provided, however, that if the adjusted basis for federal income tax purposes of an asset at the beginning of such Taxable Year is zero, Depreciation shall be determined with reference to such beginning Gross Asset Value using any reasonable method selected by the Board.

         "DIRECTORS" is defined in Section 7.2(a).

         "ECONOMIC RISK OF LOSS" is defined in Regulation Section 1.752-2(a).

         "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, any defect or imperfection in title, preferential arrangement or restriction, right to purchase, right of first refusal or other burden or encumbrance of any kind other than those imposed by this Agreement.

         "FIRST AMENDED AND RESTATED AGREEMENT" is defined in the recitals hereof.

         "FIRST REFUSAL NOTICE" is defined in Section 9.8(a).

         "GENERAL PARTNER" means the General Partner of the MLP.

         "GENERAL PARTNER'S PERCENTAGE" means the Percentage Interest as to the General Partner (with respect to its General Partner Interest) as such terms are defined in the MLP Partnership Agreement.

         "GREAT NORTHERN" means Great Northern Properties Limited Partnership, a Delaware limited partnership.

         "GROSS ASSET VALUE" means with respect to any asset, the asset's adjusted basis for federal income tax purposes, except as follows and as otherwise provided in Section 3.2(b):

                  (a) The initial Gross Asset Value of any asset contributed by a Member to the Company shall be the gross fair market value of such asset, as reasonably determined by the Board, in a manner that is consistent with Section 7701(g) of the Code; provided, however, that the initial Gross Asset Values of the assets contributed to the Company pursuant to Section 3.1 hereof shall be as set forth in such section or the schedule referred to therein;

                  (b) The Gross Asset Values of all Company assets shall be adjusted to equal their respective gross fair market values, as reasonably determined by the Board, in a manner that is consistent with
         Section 7701(g) of the Code, as of the following times: (i) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (ii) the distribution by the Company to a Member of more than a de minimis amount of Company property other than money as consideration for an interest in the Company; and (iii) the liquidation of the Company within the meaning of Regulation Section l.704-1(b)(2)(ii)(g); provided, however, that adjustments pursuant to clauses (i) and (ii) above shall be made only if the Tax Matters Member reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company.

                  (c) The Gross Asset Value of any Company assets distributed to any Member shall be adjusted to equal the gross fair market value of such asset on the date of distribution as reasonably determined by the Board, in a manner that is consistent with Section 7701(g) of the Code.

                  (d) The Gross Asset Values of any Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Section 734(b) of the Code or Section 743(b) of the Code, but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regulation Section 1.704-1(b)(2)(iv)(m) and clause (f) of the definition of Profits and Losses, provided, however, that Gross Asset Values shall not be adjusted pursuant to this subparagraph (d) to the extent the Tax Matters Member determines that an adjustment pursuant to the foregoing subparagraph (b) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in an adjustment pursuant to this subparagraph (d).

If the Gross Asset Value of an asset has been determined or adjusted pursuant to subparagraphs (a), (b) or (d), such Gross Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset, for purposes of computing Profits and Losses.

         "INDEPENDENT DIRECTOR" means a Director who is eligible to serve on the Conflicts Committee (as defined, and provided for in the MLP Partnership Agreement) and is otherwise independent as defined in Sections 303.01(B)(2)(a) and (3) or any successor provisions of the listing standards of the New York Stock Exchange.

         "LIMITED PARTNERSHIP INTEREST" means a limited partnership interest in the Partnership which refers to all of a limited partner's rights and interests in the Partnership in such Person's capacity as a limited partner thereof, all as provided in the Partnership Agreement and the Delaware Revised Uniform Limited Partnership Act.

         "LIQUIDATING TRUSTEE" is defined in Section 10.3.

         "LOSSES" is defined in the definition of "Profits" and "Losses".

         "MEMBER" OR "MEMBERS" is defined in the preamble hereof.

         "MEMBERSHIP INTEREST" means a Member's limited liability company interest in the Company, which refers to all of a Member's rights and interests in the Company in such Member's capacity as a Member, all as provided in this Agreement and the Act.

         "MEMBER NONRECOURSE DEBT" shall have the meaning assigned to the term "partner nonrecourse debt" in Regulation Section 1.704-2(b)(4).

         "MEMBER NONRECOURSE DEBT MINIMUM GAIN" shall have the meaning assigned to the term "partner nonrecourse debt minimum gain" set forth in Regulation
Section 1.704-2(i)(2).

         "MEMBER NONRECOURSE DEDUCTIONS" shall have the meaning assigned to the term "partner nonrecourse deduction" in Regulation Section 1.704-2(i)(1).

         "MEMBERSHIP TRANSFER" is defined in Section 9.1(b).

         "MINIMUM GAIN" is defined in Regulation Section 1.704-2(d).

         "MLP" means Natural Resource Partners L.P., a Delaware limited partnership.

         "MLP PARTNERSHIP AGREEMENT" means the First Amended and Restated Agreement of Limited Partnership of Natural Resource Partners L.P., as amended from time to time.

         "NEW GAULEY" means New Gauley Coal Corporation, a West Virginia corporation.

         "NONRECOURSE DEDUCTIONS" is defined in Regulation Section
1.704-2(b)(1).

         "NONRECOURSE LIABILITY" is defined in Regulation Section 1.752-1(a)(2).

         "NON-SELLING MEMBERS" is defined in Section 9.8(b).

         "NOTICE" means a writing, containing the information required by this Agreement to be communicated to a party, and shall be deemed to have been received (a) when personally delivered or sent by telecopy, (b) one day following delivery by overnight delivery courier, with all delivery charges prepaid, or (c) on the third Business Day following the date on which it was sent by United States mail, postage prepaid, to such party at the address or fax number, as the case may be, of such party as shown on the records of the Company.

         "OFFER" is defined in Section 9.8(a).

         "OFFEROR" is defined in Section 9.8(a).

         "OFFICER" is defined in Section 7.8.

         "OMNIBUS AGREEMENT" means the Omnibus Agreement dated as of October 17, 2002 among the Company, the General Partner, the Operating Company, the MLP, Arch Coal, Ark Land, New Gauley, Western Pocahontas, Great Northern and Robertson Coal Management.

         "OPERATING COMPANY" means NRP (Operating) LLC, a Delaware limited liability company.

         "OPTIONED INTEREST" is defined in Section 9.8(a).

         "ORIGINAL AGREEMENT" is defined in the recitals hereof.

         "PARTNERSHIP" means NRP (GP) LP, a Delaware limited partnership.

         "PARTNERSHIP AGREEMENT" means the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of the date hereof, by and between the Company, as the general partner, New Gauley, Western Pocahontas, Great Northern, NRP Investment L.P. and any other Persons who become partners in the Partnership as provided therein, as amended from time to time in accordance with the terms thereof.

         "PARTNERSHIP TRANSFER" is defined in Section 9.1(b).

         "PERCENTAGE INTEREST" of a Member means the aggregate percentage of Membership Interests of such Member set forth on Schedule 1 hereto, as the same may be modified from time to time as provided herein.

         "PERMITTED TRANSFER" means:

                  (a) a Transfer of all of a Membership Interest by any Member who is a natural person to (i) such Member's spouse, children (including legally adopted children and stepchildren), spouses of children or grandchildren or spouses of grandchildren; (ii) a trust for the benefit of the Member and/or any of the Persons described in clause
         (i); or (iii) a limited partnership or limited liability company whose sole partners or members, as case may be, are the Member and/or any of the Persons described in clause (i) or clause (ii); provided, that in any of clauses (i), (ii) or (iii), the Member transferring such Membership Interest retains exclusive power to exercise all rights under this Agreement;

                  (b) a Transfer of all of a Membership Interest by any Member to the Company; or

                  (c) a Transfer of all of a Membership Interest by a Member to any Affiliate of such Member; provided, however, that such transfer shall be a Permitted Transfer only so long as such Membership Interest is held by such Affiliate or is otherwise transferred in another Permitted Transfer.

         Provided, however, that no Permitted Transfer shall be effective unless and until the transferee of the Membership Interest so transferred complies with
Section 9.1(b). Except in the case of a Permitted Transfer pursuant to clause
(b) above, from and after the date on which a Permitted Transfer becomes effective, the Permitted Transferee of the Membership Interest so transferred shall have the same rights, and shall be bound by the same obligations, under this Agreement as the transferor of such Membership Interest and shall be deemed for all purposes hereunder a Member and such Permitted Transferee shall, as a condition to such Transfer, agree in writing to be bound by the terms of this Agreement. No Permitted Transfer shall conflict with or result in any violation of any judgment, order, decree, statute, law, ordinance, rule or regulation or require the Company, if not currently subject, to become subject, or if currently subject, to become subject to a greater extent, to any statute, law, ordinance, rule or regulation, excluding matters of a ministerial nature that are not materially burdensome to the Company.

         "PERMITTED TRANSFEREE" means any Person who shall have acquired and who shall hold a Membership Interest pursuant to a Permitted Transfer.

         "PERSON" means any individual, partnership, corporation, limited liability company, trust, incorporated or unincorporated organization or other legal entity of any kind.

         "PROFITS" and "LOSSES" means, for each Taxable Year, an amount equal to the Company's net taxable income or loss for a taxable year, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be stated separately pursuant to Section 703(a)(1) of the Code shall be included in computing such taxable income or loss), with the following adjustments (without duplication):

                  (a) Any income of the Company that is exempt from federal income tax and not otherwise taken into account in computing Profits or Losses shall be added to such taxable income or loss;

                  (b) Any expenditures of the Company described in Section 705(a)(2)(B) of the Code or treated as Code Section 705(a)(2)(B) expenditures pursuant to Regulation Section l.704-1(b)(2)(iv)(i), and not otherwise taken into account in computing Profits or Losses, shall be subtracted from such taxable income or loss;

                  (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraphs (b) or (c) of the definition of Gross Asset Value, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the Gross Asset Value of the asset) or an item of loss (if the adjustment decreases the Gross Asset Value of the asset) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses;

                  (d) Gain or loss resulting from any disposition of the Property (other than money) with respect to which gain or loss is recognized for federal income tax purposes shall be computed by reference to the Gross Asset Value of the Property disposed of, notwithstanding that the adjusted tax basis of such Property differs from its Gross Asset Value;

                  (e) In lieu of the depreciation, amortization, and other cost recovery deductions taken into account in computing such taxable income or loss, there shall be taken into account Depreciation for such Taxable Year, computed in accordance with the definition of Depreciation;

                  (f) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code Section 734(b) or Code Section 743(b) is required, pursuant to Regulations Section 1.704-1(b)(2)(iv)(m)(4), to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member's interest in the Company, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) from the disposition of such asset and shall be taken into account for purposes of computing Profits or Losses; and

                  (g) Any items that are allocated pursuant to the Regulatory Allocations shall not be taken into account in computing Profits and Losses. The amounts of the items of Company income, gain, loss or deduction available to be allocated pursuant to the Regulatory Allocations shall be determined by applying rules analogous to those set forth in clauses (a) through (f) hereof.

         "PROPERTY" means all assets, real or intangible, that the Company may own or otherwise have an interest in from time to time.

         "REGULATIONS" means the regulations, including temporary regulations, promulgated by the United States Department of Treasury with respect to the Code, as such regulations are amended from time to time, or corresponding provisions of future regulations.

         "REGULATORY ALLOCATIONS" is defined in Section 5.3(c).

         "RESTRICTED BUSINESS" is defined in the Omnibus Agreement.

         "ROBERTSON COAL MANAGEMENT" is defined in the recitals hereof.

         "SELLING MEMBER" is defined in Section 9.8(a).

         "SUBSIDIARY" means, with respect to a Person, any corporation, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or
(ii) if a partnership, association or other business entity, a majority of either (x) the partnership or other similar ownership interest thereof or (y) the stock or equity interest of such partnership, association or other business entity's general partner managing member or other similar controlling Person, is at the time owned or controlled, directly or indirectly, by such Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this Agreement, with respect to the Company, each of the Partnership and the MLP and each of their respective Subsidiaries, shall be a Subsidiary of the Company.

         "TAXABLE YEAR" means the calendar year.

         "TAX MATTERS MEMBER" is defined in Article 11.

         "TRANSFER OR TRANSFERRED" means to give, sell exchange, assign, transfer, pledge, hypothecate, bequeath, devise or otherwise dispose of or encumber, voluntarily or involuntarily, by operation of law or otherwise. When referring to a Membership Interest, "Transfer" shall mean the Transfer of such Membership Interest whether of record, beneficially, by participation or otherwise.

         "WESTERN POCAHONTAS" shall mean Western Pocahontas Properties Limited Partnership, a Delaware limited partnership.

                                   ARTICLE II
                                     GENERAL

         2.1 FORMATION. The name of the Company is GP Natural Resource Partners LLC. The rights and liabilities of the Members shall be as provided in the Act for Members except as provided herein. To the extent that the rights or obligations of any Member are different by reason of any provision of this Agreement than they would be in the absence of such provision, to the extent permitted by the Act, this Agreement shall control.

         2.2 PRINCIPAL OFFICE. The principal office of the Company shall be located at 601 Jefferson Street, Suite 3600, Houston, Texas 77002 or at such other place(s) as the Board may determine from time to time.

         2.3 REGISTERED OFFICE AND REGISTERED AGENT. The location of the registered office and the name of the registered agent of the Company in the State of Delaware shall be as stated in the Certificate or as determined from time to time by the Board.

         2.4 PURPOSE OF THE COMPANY. The Company's purposes, and the nature of the business to be conducted and promoted by the Company, are (a) to act as the general partner of the Partnership in accordance with the terms of the Partnership Agreement, (b) as general partner of the Partnership, to manage the MLP on behalf of the Partnership, in its capacity as general partner of the MLP and (c) to engage in any and all activities necessary, advisable, convenient or incidental to the foregoing.

         2.5 DATE OF DISSOLUTION. The Company shall have perpetual existence unless the Company is dissolved pursuant to Article 10 hereof. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate in the manner required by the Act.

         2.6 QUALIFICATION. The Chief Executive Officer, the President and Chief Operating Officer, any Vice President, the Secretary and any Assistant Secretary of the Company is hereby authorized to qualify the Company to do business as a foreign limited liability company in any jurisdiction in which the Company may wish to conduct business and each is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file any amendments or restatements of the Certificate and any other certificates and any amendments or restatements thereof necessary for the Company to so qualify to do business in any such state or territory.

         2.7 MEMBERS.

         (a) Powers of Members. The Members shall have the power to exercise any and all rights or powers granted to the Members pursuant to the express terms of this Agreement. Except as expressly provided herein, the Members shall have no power to bind the Company and no authority to act on behalf of the Company.

         (b) Partition. Each Member waives any and all rights that it may have to maintain an action for partition of the Company's Property.

         (c) Resignation. Except upon a Transfer of all of its Membership Interest in accordance with this Agreement, a Member may not resign from the Company prior to the dissolution and winding up of the Company. A Member ceases to be a Member only upon: (i) a Permitted Transfer of all of such Member's Membership Interest and the transferee's admission as a substitute Member, all in accordance with the terms of this Agreement, or (ii) completion of dissolution and winding up of the Company pursuant to Article 10.

         (d) Ownership. Each Member shall be entitled to receive a Membership Interest in exchange for a Capital Contribution. Each Membership Interest shall correspond to a "limited liability company interest" as is provided in the Act. The Company shall be the owner of the Property. No Member shall have any ownership interest or right in the Property, including Property conveyed by a Member to the Company, except indirectly by virtue of a Member's ownership of a Membership Interest.

         2.8 RELIANCE BY THIRD PARTIES. Except with respect to certain tax matters, Persons dealing with the Company shall be entitled to rely conclusively upon the power and authority of an Officer.

                                  ARTICLE III
                          CAPITALIZATION OF THE COMPANY

         3.1 INITIAL CAPITAL CONTRIBUTIONS. On April 9, 2002 in connection with the formation of the Company, CJR made an initial Capital Contribution to the Company of $577.50, and Ark Land made an initial Capital Contribution to the Company of $422.50. On July 9, 2002, in connection with the formation of Robertson Coal Management, CJR transferred the entirety of his Membership Interest in the Company to Robertson Coal Management. On December 22, 2003, Ark Land transferred the entirety of its Membership Interest in the Company to Robertson Coal Management. The resulting Percentage Interest of the Members following such Capital Contributions and transfers are as set forth on Schedule 1 hereto, which shall be amended from time to time in accordance with the terms hereof (including, but not limited to, upon the making of additional Capital Contributions pursuant to Section 3.2(b)) to reflect appropriate adjustments to such Percentage Interests and Capital Contributions.

         3.2 ADDITIONAL CAPITAL CONTRIBUTIONS.

         (a) Except for Capital Contributions from each Member in proportion to such Member's then outstanding Percentage Interest in respect of the General Partner's Percentage for equity issuances by the MLP, and for equity issuances approved pursuant to Section 7.10(b)(v), no Member shall be required to make any additional Capital Contribution.

         (b) Subject to the unanimous consent of the Members, the Company may offer additional Membership Interests to any Person. If any additional Capital Contributions are made by Members but not in proportion to their respective Percentage Interests, the Percentage Interest of each Member shall be adjusted such that each Member's revised Percentage Interest determined immediately following each such additional Capital Contribution shall be equal to a fraction
(i) the numerator of which is the sum of (A) the positive Capital Account balance of the Member determined immediately preceding the date such additional Capital Contribution is made (such Capital Account to be computed by adjusting the book value for Capital Account purposes of each Company asset to equal its Gross Asset Value as of such date, as provided in subparagraph (b) of the definition herein of "GROSS ASSET VALUE"), and (B) such additional Capital Contribution, if any, made by such Member, and (ii) the denominator of which is the sum of the positive Capital Account balances immediately preceding the date such additional Capital Contribution is made plus additional Capital Contributions of all Members on the date of such additional Capital Contribution, including Capital Contributions of any new Members (in each case calculated as provided in (i) above). The names, addresses and Capital Contributions of the Members shall be reflected in the books and records of the Company.

         3.3 LOANS.

         (a) No Member shall be obligated to loan funds to the Company. Loans by a Member to the Company shall not be considered Capital Contributions. The amount of any such loan shall be a debt of the Company owed to such Member in accordance with the terms and conditions upon which such loan is made.

         (b) A Member may (but shall not be obligated to) guarantee a loan made to the Company. If a Member guarantees a loan made to the Company and is required to make payment, pursuant to such guarantee, to the maker of the loan, then the amounts so paid to the maker of the loan shall be treated as a loan by such Member to the Company and not as an additional Capital Contribution.

         3.4 MAINTENANCE OF CAPITAL ACCOUNTS.

         (a) The Company shall maintain for each Member a separate Capital Account with respect to the Membership Interest owned by such Member in accordance with the following provisions:

                  (i) To each Member's Capital Account there shall be credited
         (A) such Member's Capital Contributions, (B) such Member's share of Profits and any items in the nature of income or gain which are allocated to such Member pursuant to the Regulatory Allocations and (C) the amount of any Company liabilities assumed by such Member or which are secured by any Property distributed to such Member. The principal amount of a promissory note which is not readily traded on an established securities market and which is contributed to the Company by the maker of the note (or a Member related to the maker of the note within the meaning of Regulation Section l.704-1(b)(2)(ii)(c)) shall not be included in the Capital Account of any Member until the Company makes a taxable disposition of the note or until (and only to the extent) principal payments are made on the note, all in accordance with Regulation Section 1 .704-1(b)(2)(iv)(d)(2);

                  (ii) To each Member's Capital Account there shall be debited
         (A) the amount of money and the Gross Asset Value of any Property distributed or treated as an advance distribution to such Member pursuant to any provision of this Agreement (including without limitation any distributions pursuant to Section 4.1), (B) such Member's share of Losses and any items in the nature of deduction or loss which are allocated to such Member pursuant to the Regulatory Allocations and (C) the amount of any liabilities of such Member assumed by the Company or which are secured by any Property contributed by such Member to the Company;

                  (iii) In the event Membership Interests are Transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent such Capital Account relates to the Transferred Membership Interests;

                  (iv) In determining the amount of any liability for purposes of Sections 3.4(a)(i) and (ii) there shall be taken into account Code
         Section 752(c) and any other applicable provisions of the Code and Regulations; and

         (b) The foregoing Section 3.4(a) and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regulation Section 1.704-1(b) and, to the greatest extent practicable, shall be interpreted and applied in a manner consistent with such Regulation. The Board in its discretion and to the extent otherwise consistent with the terms of this Agreement shall (i) make any adjustments that are necessary or appropriate to maintain equality between the Capital Accounts of the Members and the amount of capital reflected on the Company's balance sheet, as computed for book purposes, in accordance with Regulation Section l.704-l(b)(2)(iv)(q), and
(ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regulation Section 1.704-1(b).

         3.5 CAPITAL WITHDRAWAL RIGHTS, INTEREST AND PRIORITY. Except as expressly provided in this Agreement, no Member shall be entitled to (a) withdraw or reduce such Member's Capital Contribution or to receive any distributions from the Company, or (b) receive or be credited with any interest on the balance of such Member's Capital Contribution at any time. An unrepaid Capital Contribution is not a liability of the Company or of any Member.

                                   ARTICLE IV
                                  DISTRIBUTIONS

         4.1 DISTRIBUTIONS OF AVAILABLE CASH. An amount equal to 100% of Available Cash with respect to each fiscal quarter of the Partnership shall be distributed simultaneously to the Members in proportion to their relative Percentage Interests within forty-five days after the end of such quarter.

         4.2 PERSONS ENTITLED TO DISTRIBUTIONS. All distributions of Available Cash to Members for a fiscal quarter pursuant to Section 4.1 shall be made to the Members shown on the records of the Company to be entitled thereto as of the last day of such quarter, unless the transferor and transferee of any Membership Interest otherwise agree in writing to a different distribution and such distribution is consented to in writing by the Board.

         4.3 LIMITATIONS ON DISTRIBUTIONS.(a) Notwithstanding any provision of this Agreement to the contrary, no distributions shall be made except pursuant to this Article 4 or Article 10.

         (b) Notwithstanding any provision of this Agreement to the contrary, no distribution hereunder shall be permitted if such distribution would violate
Section 18-607 of the Act or other applicable law.

                                   ARTICLE V
                                   ALLOCATIONS

         5.1 PROFITS. Profits for any Taxable Year shall be allocated:

         (a) first, to those Members to which Losses have previously been allocated pursuant to Section 5.2(c) hereof so as to bring each such Member's Capital Account to zero, pro rata in accordance with the sum of each such Member's Losses; and

         (b) second, any remaining Profits shall be allocated among the Members in proportion to their respective Percentage Interests.

         5.2 LOSSES. Losses for any Taxable Year shall be allocated:

         (a) first, to the Members to which Profits have previously been allocated pursuant to Section 5.1(b) to the extent of such Profits;

         (b) second, to Members in proportion to their positive Capital Account balances until such Capital Account balances have been reduced to zero; and

         (c) third, any remaining Losses shall be allocated among the Members in proportion to their respective Percentage Interests.

         5.3 REGULATORY ALLOCATIONS. The following allocations shall be made in the following order:

         (a) Nonrecourse Deductions. Nonrecourse Deductions shall be allocated to the Members in accordance with their Percentage Interests.

         (b) Member Nonrecourse Deductions. Member Nonrecourse Deductions attributable to Member Nonrecourse Debt shall be allocated to the Members bearing the Economic Risk of Loss for such Member Nonrecourse Debt as determined under Regulation Section 1.704-2(b)(4). If more than one Member bears the Economic Risk of Loss for such Member Nonrecourse Debt, the Member Nonrecourse Deductions attributable to such Member Nonrecourse Debt shall be allocated among the Members according to the ratio in which they bear the Economic Risk of Loss. This Section 5.03(b) is intended to comply with the provisions of Regulation
Section 1.704-2(i) and shall be interpreted consistently therewith.

         (c) Minimum Gain Chargeback. Notwithstanding any other provision hereof to the contrary, if there is a net decrease in Minimum Gain for a Taxable Year (or if there was a net decrease in Minimum Gain for a prior Taxable Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.03(c)), items of income and gain shall be allocated to each Member in an amount equal to such Member's share of the net decrease in such Minimum Gain (as determined pursuant to

Regulation Section 1.704-2(g)(2)). This Section 5.03(c) is intended to constitute a minimum gain chargeback under Regulation Section 1.704-2(f) and shall be interpreted consistently therewith.

         (d) Member Minimum Gain Chargeback. Notwithstanding any provision hereof to the contrary except Section 5.03(c) (dealing with Minimum Gain), if there is a net decrease in Member Nonrecourse Debt Minimum Gain for a Taxable Year (or if there was a net decrease in Member Nonrecourse Debt Minimum Gain for a prior Taxable Year and the Company did not have sufficient amounts of income and gain during prior years to allocate among the Members under this Section 5.03(d)), items of income and gain shall be allocated to each Member in an amount equal to such Member's share of the net decrease in Member Nonrecourse Debt Minimum Gain (as determined pursuant to Regulation Section 1.704-2(i)(4)). This Section 5.03(d) is intended to constitute a partner nonrecourse debt minimum gain chargeback under Regulation Section 1.704-2(i)(4) and shall be interpreted consistently therewith.

         (e) Gross Income Allocation. In the event any Member has an Adjusted Capital Account Deficit at the end of any Taxable Year, such Member shall be specially allocated items of Company income and gain in the amount of such deficit balance as quickly as possible; provided, that an allocation pursuant to this Section 5.3(e) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit balance after all other allocations provided for in this Article 5 have been made.

         (f) Qualified Income Offset. In the event any Member unexpectedly receives any adjustments, allocations, or distributions described in Regulation Sections 1.704-l(b)(2)(ii)(d)(4), 1.704-l(b)(2)(ii)(d)(5) or
1.704-l(b)(2)(ii)(d)(6), items of Company income and gain shall be specially allocated to such Member in an amount and manner sufficient to eliminate, to the extent required by the Regulations, the Adjusted Capital Account Deficit of such Member as quickly as possible, provided, that an allocation pursuant to this
Section 5.3(f) shall be made only if and to the extent that such Member would have an Adjusted Capital Account Deficit after all other allocations provided for in this Article 5 have been made.

         (g) Curative Allocations. The allocations set forth in Sections 5.3(a),
(b), (c), (d), (e) and (f) hereof (the "REGULATORY ALLOCATIONS") are intended to comply with certain requirements of the Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of Company income, gain, loss or deduction pursuant to this Section 5.3(g). Therefore, notwithstanding any other provision of this Article 5 (other than the Regulatory Allocations), the Board shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of this Agreement and all such items were allocated pursuant to Sections 5.1 and
5.2 without regard to the Regulatory Allocations.

         5.4 TAX ALLOCATIONS: CODE SECTION 704(C).

         (a) Except as otherwise provided herein, for federal income tax purposes, (i) each item of income, gain, loss and deduction shall be allocated among the Members in the same manner as its correlative item of "book" income, gain, loss or deduction is allocated pursuant to Sections 5.1 and 5.2, and (ii) each tax credit shall be allocated to the Members in the same manner as the receipt or expenditure giving rise to such credit is allocated pursuant to
Section 5.1 or 5.2.

         (b) In accordance with Code Section 704(c) and the Regulations thereunder, income, gain, loss and deduction with respect to any Property contributed to the capital of the Company shall, solely for tax purposes, be allocated among the Members so as to take account of any variation between the adjusted basis of such Property to the Company for federal income tax purposes and its initial Gross Asset Value (computed in accordance with the definition herein of "GROSS ASSET VALUE"). The Company shall use the remedial method of allocations specified in Regulation Section 1.704-3(d) or successor regulations, unless otherwise required by law, with respect to the initial contribution set forth on Schedule 1.

         (c) In the event the Gross Asset Value of any Company asset is adjusted pursuant to subparagraph (b) of the definition of Gross Asset Value, subsequent allocations of income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for federal income tax purposes and its Gross Asset Value in the same manner as under Code Section 704(c) and the Regulations thereunder.

         (d) Any elections or other decisions relating to such allocations shall be made by the Board in any manner that reasonably reflects the purpose and intention of this Agreement; provided, that the Company, in the discretion of the Board, may make, or not make, "curative" or "remedial" allocations (within the meaning of the Regulations under Code Section 704(c)) including, but not limited to "curative" allocations which offset the effect of the "ceiling rule" for a prior Taxable Year (within the meaning of Regulation Section 1.704-3(c)(3)(ii)) and "curative" allocations from disposition of contributed property (within the meaning of Regulation Section 1.704-3(c)(3)(iii)(B)). Allocations pursuant to this Section 5.4 are solely for purposes of federal, state, and local taxes and shall not affect, or in any way be taken into account in computing, any Member's Capital Account or share of Profits, Losses, other items, or distributions pursuant to any provision of this Agreement.

         5.5 CHANGE IN PERCENTAGE INTERESTS. In the event that the Members' Percentage Interests change during a Taxable Year, Profits and Losses shall be allocated taking into account the Members' varying Percentage Interests for such Taxable Year, determined on a daily, monthly or other basis as determined by the Board, using any permissible method under Code Section 706 and the Regulations thereunder.

         5.6 WITHHOLDING. Each Member hereby authorizes the Company to withhold from income or distributions allocable to such Member and to pay over any taxes payable by the Company or any of its Affiliates as a result of such Member's participation in the Company; if and to the extent that the Company shall be required to withhold any such taxes, such Member shall be deemed for all purposes of this Agreement to have received a distribution from the Company as of the time such withholding is required to be paid, which distribution shall be deemed to be a distribution to such Member to the extent that the Member is then entitled to receive a distribution. To the extent that the aggregate of such distributions in respect of a Member for any period exceeds the distributions to which such Member is entitled for such period, the amount of such excess shall be considered a demand loan from the Company to such Member, with interest at the rate of interest per annum that Citibank, N.A., or any successor entity thereto, announces from time to time as its prime lending rate, which interest shall be treated as an item of Company income, until discharged by such Member by repayment, which may be made in the sole discretion of the Board out of distributions to which such Member would otherwise be subsequently entitled. The withholdings referred to in this Section 5.6 shall be made at the maximum applicable statutory rate under applicable tax law unless the Board shall have received an opinion of counsel or other evidence, satisfactory to the Board, to the effect that a lower rate is applicable, or that no withholding is applicable.

                                   ARTICLE VI
                                MEMBERS' MEETINGS

         6.1 MEETINGS OF MEMBERS; PLACE OF MEETINGS. Regular meetings of the Members shall be held on an annual basis or more frequently as determined by the Members or the Board. All meetings of the Members shall be held at a location either within or outside the State of Delaware as designated from time to time by the Board and stated in the Notice of the meeting or in a duly executed waiver of the Notice thereof. Special meetings of the Members may be held for any purpose or purposes, unless otherwise prohibited by law, and may be called by the Board or by any Member. A Member expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) a proxy (an "AUTHORIZED REPRESENTATIVE") to act on behalf of such Member with respect to such meeting (to the same extent and with the same force and effect as the Member who has designated such Authorized Representative). Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Member by whom such Authorized Representative has been designated. Members and Authorized Representatives may participate in a meeting of the Members by means of conference telephone or other similar communication equipment whereby all Members or Authorized Representatives participating in the meeting can hear each other. Participation in a meeting in this manner shall constitute presence in person at the meeting, except when a Member or Authorized Representative participates for the express purpose of objecting to the transaction of any business on the ground that the meeting was not lawfully called or convened.

         6.2 QUORUM; VOTING REQUIREMENT. The presence, in person or by proxy, of a majority of the Members (but if there are less than three Members, all Members) shall constitute a quorum for the transaction of business by the Members. The affirmative vote of all of the Members present at a meeting shall constitute a valid decision of the Members.

         6.3 PROXIES. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such Member and bearing a date not more than one year prior to the date of such meeting.

         6.4 ACTION WITHOUT MEETING. Any action required or permitted to be taken at any meeting of Members of the Company may be taken without a meeting, without prior Notice and without a vote if a consent in writing setting forth the action so taken is signed by all of the Members.

         6.5 NOTICE. Notice stating the place, day and hour of the meeting of Members and the purpose for which the meeting is called shall be delivered personally or sent by mail or by telecopier not less than two Business Days nor more than 60 days before the date of the meeting by or at the direction of the Board or other Persons calling the meeting, to each Member entitled to vote at such meeting.

         6.6 WAIVER OF NOTICE. When any Notice is required to be given to any Member hereunder, a waiver thereof in writing signed by the Member, whether before, at or after the time stated therein, shall be equivalent to the giving of such Notice.

                                  ARTICLE VII
                             MANAGEMENT AND CONTROL

         7.1 MANAGEMENT BY BOARD OF DIRECTORS AND EXECUTIVE OFFICERS. Except as delegated to the executive officers appointed pursuant to Section 7.9 hereof or as otherwise provided hereunder, the business and affairs of the Company shall be managed by or under the direction of the Board. The Directors and executive officers shall collectively constitute "managers" of the Company within the meaning of the Act. Except as otherwise specifically provided in this Agreement, the authority and functions of the Board, on the one hand, and the executive officers, on the other hand, shall be identical to the authority and functions of the board of directors and officers, respectively, of a corporation organized under the General Corporate Law of the State of Delaware. The executive officers shall be vested with such powers and duties as are set forth in Section 7.9 hereof and as may be further specified by the Board from time to time. Accordingly, except as otherwise specifically provided in this Agreement, the business and affairs of the Company shall be managed under the direction of the Board, and the day-to-day activities of the Company shall be conducted on the Company's behalf by the executive officers who shall be agents of the Company.

         In addition to the powers and authorities expressly conferred on the Board by this Agreement, the Board may exercise all such powers of the Company and do all such acts and things as are not restricted by the Act, this Agreement or applicable law.

         7.2 BOARD OF DIRECTORS.

         (a) The Board shall consist of nine individuals designated as directors of the Company (the "Directors"). Robertson Coal Management shall be entitled to designate all of the Directors. Four of the nine Directors must be Independent Directors. Directors shall hold office until his or her successor is elected pursuant to this Section 7.2(a) or until his or her earlier death, resignation or removal. A Member may assign its right to designate Directors (including Independent Directors) in connection with the transfer of all of such Member's Membership Interest in compliance with the provisions of Article IX.

         (b) At each annual meeting of the Members and at each special meeting of the Members called for the purpose of electing Directors, each Member shall be entitled to designate the number of Directors as set forth in Section 7.2(a). Each Member shall cooperate with respect to calling and attending meetings of Members and electing the Directors designated by the Members, including voting in favor of Directors designated pursuant to Section 7.2(a) and any replacement Directors pursuant to Section 7.2(c); provided, that the failure to hold any such meetings shall not limit or eliminate a Member's right to designate Directors pursuant to Section 7.2(a). Directors shall be elected to serve annual terms expiring on the date of the annual meeting of Members following such election. Each Director shall hold office until his or her successor is elected pursuant to this Section 7.2(a) or until his or her earlier death, resignation or removal.

         (c) Any individual designated by a Member as a Director (other than Independent Directors) may be removed at any time, with or without cause, by such designating Member, and the Members shall cooperate with respect to such removal, including voting in favor of such removal. Any individual designated by a Member as a Director may also be removed for cause by the vote of at least six of the Directors. Persons elected as an Independent Director may be removed at any time, with or without cause, by a vote of at least six of the Directors. In the event of the death, resignation or removal of a Director (including an Independent Director), the Member that designated such Director may designate a replacement Director.

         7.3 MEETINGS OF THE BOARD. The Board may hold meetings, both regular and special, within or outside the State of Delaware. Regular meetings of the Board may be called by the Chief Executive Officer or two or more of the Directors upon delivery of written Notice at least 10 days prior to the date of such meeting. Special meetings of the Board may be called at the request of the Chief Executive Officer or any two or more of the Directors upon delivery of written Notice sent to each other Director, such notice to be received at least 24 hours prior to the time of such meeting. Notwithstanding anything contained herein to the contrary, such Notice may be telephonic if no other reasonable means are available. Such Notices shall be accompanied by a proposed agenda or statement of purpose. A Director expecting to be absent from a meeting shall be entitled to designate in writing (or orally; provided, that such oral designation is later confirmed in writing) an Authorized Representative to act on behalf of such Director with respect to such meeting (to the same extent and with the same force and effect as the Director who has designated such Authorized Representative). Such Authorized Representative shall have full power and authority to act and take actions or refrain from taking actions as the Director by whom such Authorized Representative has been designated.

         7.4 QUORUM AND ACTS OF THE BOARD. A majority of the Directors shall constitute a quorum for the transaction of business at all meetings of the Board, and, except as otherwise provided in this Agreement, the act of a majority of the Directors present at any meeting at which there is a quorum shall be the act of the Board. If a quorum shall not be present at any meeting of the Board, the Directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. Any action required or permitted to be taken at any meeting of the Board or of any committee thereof may be taken without a meeting, if all members of the Board or committee, as the case may be, consent thereto in writing, and the writing or writings are filed with the minutes of proceedings of the Board or committee.

         7.5 ELECTRONIC COMMUNICATIONS. Members of the Board and their Authorized Representatives, or any committee designated by the Board, may participate in a meeting of the

Board or any committee thereof by means of conference telephone or similar communications equipment through which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at the meeting. If all the participants are participating by conference telephone or similar communications equipment, the meeting shall be deemed to be held at the Company's principal place of business.

         7.6 COMMITTEES OF DIRECTORS.

         (a) The Board may establish committees of the Board and may delegate certain of its responsibilities to such committees.

         (b) The Board shall have an audit committee comprised of at least three Directors (the "AUDIT COMMITTEE"), all of whom shall be Independent Directors. Such Audit Committee shall establish a written audit committee charter in accordance with the rules of the New York Stock Exchange, Inc. (the "NYSE"), as amended from time to time.

         (c) The Board shall have a Conflicts Committee comprised of at least three Directors, all of whom shall be Independent Directors. Such Conflicts Committee shall act in accordance with the provisions of the MLP Partnership Agreement. Any matter approved by the Conflicts Committee in the manner provided for in the MLP Partnership Agreement shall be conclusively deemed to be fair and reasonable to the General Partner and to the MLP, and not a breach by the Company of any fiduciary or other duties owed to the General Partner or to the MLP by the Company.

         (d) The Board shall have a compensation committee comprised of at least three Directors (the "COMPENSATION COMMITTEE"). The Compensation Committee shall be charged with setting compensation for officers of the Company, as well as administering any incentive plans put in place by the Company.

         (e) A majority of any committee may determine its action and fix the time and place of its meetings unless the Board shall otherwise provide. Notice of such meetings shall be given to each member of the committee in the manner provided for in Section 7.3. The Board shall have the power at any time to fill vacancies in, to change the membership of, or to dissolve any such committee. Nothing herein shall be deemed to prevent the Board from appointing one or more committees consisting in whole or in part of persons who are not Directors; provided, however, that no such committee shall have or may exercise any authority of the Board.

         7.7 COMPENSATION OF DIRECTORS. Each Director shall be entitled to reimbursement from the Company for all reasonable direct out-of-pocket expenses incurred by such Director in connection with attending Board and committee meetings and such compensation as may be approved by the Members.

         7.8 DIRECTORS AS AGENTS. No Director, in such capacity, acting singly or with any other Director, shall have any authority or right to act on behalf of or bind the Company other than by exercising the Director's voting power as a member of the Board, unless specifically authorized by the Board in each instance.

         7.9 OFFICERS; AGENTS. The Board shall have the power to appoint any Person or Persons as the Company's officers (the "OFFICERS") to act for the Company and to delegate to such Officers such of the powers as are granted to the Board hereunder. Any decision or act of an Officer within the scope of the Officer's designated or delegated authority shall control and shall bind the Company (and any business entity for which the Company exercises direct or indirect executory authority). The Officers may have such titles as the Board shall deem appropriate, which may include (but need not be limited to) Chairman of the Board, President, Chief Executive Officer, Vice President, Chief Operating Officer, Chief Financial Officer, Treasurer, Controller or Secretary. A Director may be an Officer. Any one person may hold one or more offices. Unless the authority of an Officer is limited by the Board, any Officer so appointed shall have the same authority to act for the Company as a corresponding officer of a Delaware corporation would have to act for a Delaware corporation in the absence of a specific delegation of authority. The Officers shall hold office until their respective successors are chosen and qualify or until their earlier death, resignation or removal. Any Officer elected or appointed by the Board may be removed at any time by the affirmative vote of a majority of the Board. Any vacancy occurring in any office of the Company shall be filled by a majority of the Board.

                                  ARTICLE VIII
                          LIABILITY AND INDEMNIFICATION

         8.1 LIMITATION ON LIABILITY OF MEMBERS, DIRECTORS AND OFFICERS. No Member (when not acting in violation of this Agreement or applicable law), Director or Officer shall have any liability to the Company or the Members for any losses sustained or liabilities incurred as a result of any act or omission of such Member, Director or Officer in connection with the conduct of the business of the Company if, in the case of an Officer, the Officer acted in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Company or applicable law and to be within the scope of his or her authority and, in the case of a Member (when not acting in violation of this Agreement or applicable law), Director or Officer, the conduct did not constitute bad faith, fraud, gross negligence or willful misconduct. To the fullest extent permitted by Section 18-1101(c) of the Act, a Director (other than Independent Directors) in performing his or her obligations under this Agreement, shall be entitled to act or omit to act at the direction of the Member who designated such Director, considering only such factors, including the separate interests of the designating Member, as such Director or the designating Member chooses to consider, and any action of a Director or failure to act, taken or omitted in good faith reliance on the foregoing provisions of this Section 8.1 shall not constitute a breach of any duty including any fiduciary duty on the part of the Director or designating Member to the Company or any other Member or Director. Except as required by the Act, the Company's debts, obligations, and liabilities, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Officer, Member or Director shall be personally responsible for any such debt, obligation or liability of the Company solely by reason of being an Officer, Member or Director. No Member shall be responsible for any debts, obligations or liabilities, whether arising in contract, tort or otherwise, of any other Member.

         8.2 INDEMNIFICATION.

         (a) The Company shall indemnify and hold harmless the Members (when not acting in violation of this Agreement or applicable law), Directors and Officers (individually a "COMPANY AFFILIATE") from and against any and all losses, claims, demands, costs, damages, liabilities, expenses of any nature (including reasonable attorneys' fees and disbursements), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which a Company Affiliate may be involved, or threatened to be involved, as a party or otherwise, arising out of or incidental to the business of the Company, regardless of whether a Company Affiliate continues to be a Company Affiliate at the time any such liability or expense is paid or incurred, if, in the case of an Officer, such Officer acted in a manner he or she reasonably believed to be in, or not opposed to, the interests of the Company or applicable law and to be in the scope of his or her authority and, in the case of a Member (when not acting in violation of this Agreement or applicable law), Director or Officer, the conduct of the Member, Director or Officer did not constitute fraud, bad faith, gross negligence or willful misconduct and with respect to any criminal proceeding, had no reason to believe his, her or its conduct was unlawful.

         (b) Expenses incurred by a Company Affiliate in defending any claim, demand, action, suit or proceeding subject to Section 8.2(a) shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Company Affiliate to repay such amounts if it is ultimately determined that the Company Affiliate is not entitled to be indemnified as authorized in this Section 8.2.

         (c) The indemnification provided by this Section 8.2 shall be in addition to any other rights to which a Company Affiliate may be entitled pursuant to any approval of the Board, as a matter of law or equity, or otherwise, and shall continue as to a Company Affiliate who has ceased to serve in such capacity and shall inure to the benefit of the heirs, successors, assigns, and administrators of such Company Affiliate. The Company shall not be required to indemnify any Member in connection with any losses, claims, demands, actions, disputes, suits or proceedings, of any Member against any other Member.

         (d) The Company may purchase and maintain directors and officers insurance or similar coverage for its Directors and Officers in such amounts and with such deductibles or self-insured retentions as determined in the sole discretion of the Board.

         (e) Any indemnification hereunder shall be satisfied only out of the assets of the Company, and the Members shall not be subject to personal liability by reason of the indemnification provisions under this Section 8.2.

         (f) A Company Affiliate shall not be denied indemnification in whole or in part under this Section 8.2 because the Company Affiliate had an interest in the transaction with respect to which the indemnification applies if the transaction was otherwise permitted by the terms of this Agreement and all material facts relating to such indemnitee's interest were adequately disclosed to the Board at the time the transaction was consummated.

         (g) Subject to Section 8.2(c), the provisions of this Section 8.2 are for the benefit of the Company Affiliates and the heirs, successors, assigns and administrators of the Company Affiliates and shall not be deemed to create any rights for the benefit of any other Persons.

         (h) Any repeal or amendment of any provisions of this Section 8.2 shall be prospective only and shall not adversely affect any Company Affiliates' rights existing at the time of such repeal or amendment.

                                   ARTICLE IX
                        TRANSFERS OF MEMBERSHIP INTERESTS

         9.1 GENERAL RESTRICTIONS.

         (a) A Member may Transfer its Membership Interest only in its entirety. A Member may Transfer all of such Member's Membership Interest (i) to a Permitted Transferee pursuant to Section 9.2, or (ii) pursuant to the terms of
Section 9.7; provided, however, any such Transfer under (i) or (ii) above shall comply with the terms of Section 9.1(b). Any purported Transfer of a Membership Interest in violation of the terms of this Agreement shall be null and void and of no force and effect. Except upon a Transfer of all of a Member's Membership Interest in accordance with this Section 9.1, no Member shall have the right to withdraw as a Member of the Company.

         (b) As a condition to a Transfer by a Member of all of such Member's Membership Interest to a transferee as permitted under Section 9.1(a)(i) or
(ii), (a "MEMBERSHIP TRANSFER"), such Member or such Member's Affiliate holding a Limited Partnership Interest, as applicable, shall simultaneously Transfer (the "PARTNERSHIP TRANSFER") to such transferee or an Affiliate of such transferee the entirety of such Member's or such Member's Affiliate's Limited Partnership Interest. If for any reason the Partnership Transfer does not occur simultaneously with the Membership Transfer, then the Membership Transfer and the Partnership Transfer shall be null and void and of no force and effect.

         (c) Notwithstanding any other provision of this Agreement, no Member may pledge, mortgage or otherwise subject its Member Interest to any Encumbrance.

         9.2 PERMITTED TRANSFEREES.

         (a) Notwithstanding the provisions of Section 9.7, each Member shall, subject to Section 9.1(b), have the right to Transfer (but not to substitute the transferee as a substitute Member in such Member's place, except in accordance with Section 9.3), by a written instrument, all of a Member's Membership Interest to a Permitted Transferee. Notwithstanding the previous sentence, if the Permitted Transferee is such because it was an Affiliate of the transferring Member at the time of such Transfer or the Transfer was a Permitted Transfer under clause (a) of the definition of Permitted Transfer and, at any time after such Transfer, such Permitted Transferee ceases to be an Affiliate of such Member or such Transfer or such Permitted Transferee ceases to qualify under such clause (a) (a "NON-QUALIFYING TRANSFEREE"), such Transfer shall be deemed to not be a Permitted Transfer and shall be subject to Section 9.7. Pursuant to
Section 9.7, such transferring Member, or such transferring Member's legal representative, shall deliver the First Refusal Notice promptly after the time when such transferee ceases to be an Affiliate of such transferring Member, or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition of Permitted Transfer, and such transferring Member shall otherwise comply with the terms of Section 9.7 with respect to such Transfer; provided, that the purchase price for such Transfer for purposes of Section 9.7 shall be an amount agreed upon by such transferring Member and the Board, or, if such Member and the Board cannot agree on a price within five Business Days after delivery of the First Refusal Notice, such price shall be the fair market value of the Membership Interest transferred pursuant to the Transfer as of the date the transferee ceased to be an Affiliate of such transferring Member or such Transfer or such Permitted Transferee ceases to qualify under clause (a) of the definition of Permitted Transfer (such date, the "NON-QUALIFYING DATE"), as determined at the Company's expense by a nationally recognized investment banking firm mutually selected by such transferring Member and the Board. If such transferring Member and the Board are unable, within 10 days after the expiration of such five Business Day period, to mutually agree upon an investment banking firm, then each of such transferring Member and the Board shall choose a nationally recognized investment banking firm and the two investment banking firms so chosen shall choose a third nationally recognized investment banking firm which shall determine the fair market value of the Membership Interest transferred pursuant to such Transfer at the Company's expense. The determination of fair market value shall be based on the value that a willing buyer with knowledge of all relevant facts would pay a willing seller for all the outstanding equity securities of the Company in connection with an auction for the Company as a going concern and shall not take into account any acquisitions made by the Company or its Affiliates or any other events subsequent to the Non-Qualifying Date and shall not be subject to any discount for a sale of a minority interest. If such transferring Member fails to comply with all the terms of Section 9.7, such Transfer shall be null and void and of no force and effect. No Non-Qualifying Transferee shall be entitled to receive any distributions from the Company on or after the Non-Qualifying Date and any distributions made in respect of the Membership Interests on or after the Non-Qualifying Date and held by such Non-Qualifying Members shall be paid to the Member who transferred such Membership Interest or otherwise to the rightful owner thereof as reasonably determined by the Board.

         (b) Unless and until admitted as a substitute Member pursuant to
Section 9.3, a transferee of a Member's Membership Interest in whole or in part shall be an assignee with respect to such Transferred Membership Interest and shall not be entitled to participate in the management of the business and affairs of the Company or to become, or to exercise the rights of, a Member, including the right to designate Directors, the right to vote, the right to require any information or accounting of the Company's business, or the right to inspect the Company's books and records. Such transferee shall only be entitled to receive, to the extent of the Transferred Membership Interest, the share of distributions and profits, including distributions representing the return of Capital Contributions, to which the transferor would otherwise be entitled with respect to the Transferred Membership Interest. The transferor shall have the right to vote such Transferred Membership Interest until the transferee is admitted to the Company as a substitute Member with respect to the Transferred Membership Interest.

         9.3 SUBSTITUTE MEMBERS. No transferee of all or part of a Member's Membership Interest shall become a substitute Member in place of the transferor unless and until:

         (a) Such Transfer is in compliance with the terms of Section 9.1;

         (b) the transferee has executed an instrument in form and substance reasonably satisfactory to the Board accepting and adopting, and agreeing to be bound by, the terms and provisions of the Certificate and this Agreement;

         (c) the transferee has executed an instrument in form and substance reasonably satisfactory to the Board whereby it agrees to become a party to the Omnibus Agreement and to be bound by the noncompetition provisions of Article II of the Omnibus Agreement.

         (d) the transferee has caused to be paid all reasonable expenses of the Company in connection with the admission of the transferee as a substitute Member.

Upon satisfaction of all the foregoing conditions with respect to a particular transferee, the appropriate officers shall cause the books and records of the Company to reflect the admission of the transferee as a substitute Member to the extent of the Transferred Membership Interest held by such transferee.

         9.4 EFFECT OF ADMISSION AS A SUBSTITUTE MEMBER. A transferee who has become a substitute Member has, to the extent of the Transferred Membership Interest, all the rights, powers and benefits of, and is subject to the obligations, restrictions and liabilities of a Member under, the Certificate, this Agreement and the Act. Upon admission of a transferee as a substitute Member, the transferor of the Membership Interest so held by the substitute Member shall cease to be a Member of the Company to the extent of such Transferred Membership Interest.

         9.5 CONSENT. Each Member hereby agrees that upon satisfaction of the terms and conditions of this Article 9 with respect to any proposed Transfer, the transferee may be admitted as a Member without any further action by a Member hereunder.

         9.6 ADDITIONAL MEMBERS. Subject to Section 3.2, any Person approved by unanimous consent of the Members may become an additional Member of the Company for such consideration as the Members may unanimously determine, provided that such additional Member complies with all the requirements of a transferee under
Section 9.3(b), (c) and (d).

         9.7 RIGHT OF FIRST REFUSAL. The Members shall have the following right of first refusal:

         (a) If at any time any of the Members (a "SELLING MEMBER") has received and wishes to accept a bona fide offer (the "OFFER") for cash from a third party (the "OFFEROR") for all of such Selling Member's Membership Interest (and such Selling Member's (or its Affiliate's) Limited Partnership Interest in accordance with Section 9.1(b)), such Selling Member shall give Notice thereof (the "FIRST REFUSAL NOTICE") to each of the other Members and the Company. The First Refusal Notice shall state the amount of the Selling Member's Membership Interest and the Selling Member's or its Affiliate's Limited Partnership Interest that the Selling Member and its Affiliate, if applicable, wishes to sell (the "OPTIONED INTEREST"), the price and all other material terms of the Offer, the name of the Offeror, and certification from the Selling Member affirming that the Offer is bona fide and that the description thereof is true and correct, and that the Offeror has stated that it will purchase the Optioned Interest if the rights of first refusal herein described are not exercised.

         (b) Each of the Members other than the Selling Member (the "NON-SELLING MEMBERS") shall have the right exercisable by Notice (an "ACCEPTANCE NOTICE") given to the Selling Member and the Company within 20 days after receipt of the First Refusal Notice, to agree that it will purchase up to 100% of the Optioned Interest on the terms set forth in the First Refusal Notice; provided, however, if the Non-Selling Members in the aggregate desire to purchase more than 100% of the Optioned Interest, each such Non-Selling Member's right to purchase the Optioned Interest shall be reduced (pro rata based on the percentage of Optioned Interest for which such Non-Selling Member has exercised its right to purchase hereunder compared to all other Non-Selling Members, but not below such Non-Selling Member's Membership Interest as a percentage of the aggregate Membership Interests of all Non-Selling Members who have exercised their right to purchase) so that such Non-Selling Members purchase no more than 100% of the Optioned Interest. If a Non-Selling Member does not submit an Acceptance Notice within the 20 day period set forth in this Section 9.7(b), such Non-Selling Member shall be deemed to have rejected the offer to purchase any portion of the Optioned Interest.

         (c) If the Non-Selling Members do not in the aggregate exercise the right to purchase all of the Optioned Interest by the expiration of the 20 day period set forth in Section 9.7(b), then any Acceptance Notice shall be void and of no effect, and the Selling Member shall be entitled to complete the proposed sale at any time in the 30 day period commencing on the date of the First Refusal Notice, but only upon the terms set forth in the First Refusal Notice. If no such sale is completed in such 30 day period, the provisions hereof shall apply again to any proposed sale of the Optioned Interest.

         (d) If any Non-Selling Member exercises the right to purchase the Optioned Interest as provided herein and such Non-Selling Member(s) have elected to purchase all of the Optioned Interest, the purchase of such Optioned Interest shall be completed within the 30 day period commencing on the date of delivery of the First Refusal Notice. If such Non-Selling Member does not consummate the Purchase of such Optioned Interest, (x) the Selling Member shall be entitled to all expenses of collection, (y) the Selling Member shall be entitled to pursue all available legal remedies against the Non-Selling Member, including specific enforcement of the purchase of the Optioned Interest on the terms set forth in the First Refusal Notice and (z) notwithstanding the specific enforcement remedy, the Selling Member may complete the sale of the Optioned Interest to the third party on the terms set forth in the First Refusal Notice.

                                   ARTICLE X
                           DISSOLUTION AND TERMINATION

         10.1 EVENTS CAUSING DISSOLUTION.

         (a) The Company shall be dissolved and its affairs wound up upon the first to occur of the following events:

                  (i) The unanimous consent of the Members to dissolve;

                  (ii) The Transfer of all or substantially all of the assets of the Company and the receipt and distribution of all the proceeds therefrom; or

                  (iii) The entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

         (b) The withdrawal, death, retirement, resignation, expulsion, bankruptcy or dissolution of any Member or the occurrence of any other event that terminates the continued membership of any Member in the Company shall not, in and of itself, cause the Company's dissolution.

         10.2 FINAL ACCOUNTING. Upon dissolution and winding up of the Company, an accounting will be made of the accounts of the Company and each Member and of the Company's assets, liabilities and operations from the date of the last previous accounting to the date of such dissolution.

         10.3 DISTRIBUTIONS FOLLOWING DISSOLUTION AND TERMINATION.

         (a) Liquidating Trustee. Upon the dissolution of the Company, such party as is designated by the Members holding a majority in interest of the Membership Interests will act as liquidating trustee of the Company (the "LIQUIDATING TRUSTEE") and proceed to wind up the business and affairs of the Company in accordance with the terms of this Agreement and applicable law. The Liquidating Trustee will use its commercially reasonable efforts to sell all Company assets (except cash) under the circumstances then presented, that it deems in the best interest of the Members. The Liquidating Trustee will attempt to convert all assets of the Company to cash so long as it can do so consistently with prudent business practice. The Members and their respective designees will have the right to purchase any Company property to be sold on liquidation, provided that the terms on which such sale is made are no less favorable than would otherwise be available from third parties. The gains and losses from the sale of the Company assets, together with all other revenue, income, gain, deduction, expense, loss and credit during the period, will be allocated in accordance with Article 5. A reasonable amount of time shall be allowed for the period of winding up in light of prevailing market conditions and so as to avoid undue loss in connection with any sale of the Company's assets. This Agreement shall remain in full force and effect during the period of winding up. In addition, upon request of the Board and if the Liquidating Trustee determines that it would be imprudent to dispose of any non-cash assets of the Company, such assets may be distributed in kind to the Members in lieu of cash, proportionately to their right to receive cash distributions under this Agreement.

         (b) Accounting. Upon completion of its efforts under section 10.3(a), the Liquidating Trustee will cause proper accounting to be made of the Capital Account of each Member, including recognition of gain or loss on any asset to be distributed in kind as if such asset had been sold for consideration equal to the fair market value of the asset at the time of the distribution. The Members intend that the allocations provided herein shall result in Capital Account balances in proportion to the Percentage Interests of the Members.

         (c) Liquidating Distributions. In settling accounts after dissolution of the Company, the assets of the Company shall be paid to creditors of the Company and to the Members in the following order:

                  (i) to creditors of the Company (including Members) in the order of priority as provided by law whether by payment or the making of reasonable provision for payment thereof, and in connection therewith there shall be withheld such reasonable reserves for contingent, conditioned or unconditioned liabilities as the Liquidating Trustee in its reasonable discretion deems adequate, such reserves (or balances thereof) to be held and distributed in such manner and at such times as the Liquidating Trustee, in its discretion, deems reasonably advisable; provided, however, that such amounts will be maintained in a separate bank account and that any amounts in such bank account remaining after three years be distributed to the Members or their successors and assigns as if such amount had been available for distribution under Section 10.3(c)(ii); and then

                  (ii) to the Members in proportion to the positive balances of their Capital Accounts, as fully adjusted pursuant to Section 3.4, including adjustment for all gains and losses actually or deemed realized upon disposition or distribution of assets in connection with the liquidation and winding up of the Company.

         Any distribution to the Members in liquidation of the Company shall be made by the later of the end of the taxable year in which the liquidation occurs or 90 days after the date of such liquidation. For purposes of the preceding sentence, the term "liquidation" shall have the same meaning as set forth in Regulation Section l.704-l(b)(2)(ii) as in effect at such time and liquidating distributions shall be further deemed to be made pursuant to this Agreement upon the event of a liquidation as defined in such Regulation for which no actual liquidation occurs with a deemed recontribution by the Members of such deemed liquidating distributions to the continuing Company pursuant to this Agreement.

         (d) The provisions of this Agreement, including, without limitation, this Section 10.3, are intended solely to benefit the Members and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company. No such creditor of the Company shall be a third-party beneficiary of this Agreement, and no Member or Director shall have any duty or obligation to any creditor of the Company to issue any call for capital pursuant to this Agreement.

         10.4 TERMINATION OF THE COMPANY. The Company shall terminate when all assets of the Company, after payment or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided for in this Article 10, and the Certificate shall have been canceled in the manner required by the Act.

         10.5 NO ACTION FOR DISSOLUTION. The Members acknowledge that irreparable damage would be done to the goodwill and reputation of the Company if any Member should bring an action in court to dissolve the Company under circumstances where dissolution is not required by Section 10.1. Accordingly, except where the Board has failed to cause the liquidation of the Company as required by Section 10.1 and except as specifically provided in Section 18-802, each Member hereby to the fullest extent permitted by law waives and renounces his or its right to initiate legal action to seek dissolution of the Company or to seek the appointment of a receiver or trustee to wind up the affairs of the Company, except in the cases of fraud, violation of law, bad faith, gross negligence, willful misconduct or willful violation of this Agreement.

                                   ARTICLE XI
                                   TAX MATTERS

         11.1 TAX MATTERS MEMBER. Robertson Coal Management shall be the tax matters member (the "TAX MATTERS MEMBER") of the Company as provided in the Regulations under Section 6231 of the Code and analogous provisions of state law. The Board shall have the authority to remove or replace the Tax Matters Member of the Company and designate its successor.

         11.2 CERTAIN AUTHORIZATIONS. The tax matters member (the "TAX MATTERS MEMBER") shall represent the Company, at the Company's expense, in connection with all examinations of the Company's affairs by tax authorities including any resulting administrative or judicial proceedings. Without limiting the generality of the foregoing, and subject to the restrictions set forth herein, the Tax Matters Member, but only with the consent of the Board, is hereby authorized:

         (a) to enter into any settlement agreement with respect to any tax audit or judicial review, in which agreement the Tax Matters Member may expressly state that such agreement shall bind the other Members except that such settlement agreement shall not bind any Member that has not approved such settlement agreement in writing;

         (b) if a notice of a final administrative adjustment at the Company level of any item required to be taken into account by a Member for tax purposes is mailed to the Tax Matters Member, to seek judicial review of such final adjustment, including the filing of a petition for readjustment with the Tax Court, the District Court of the United States for the district in which the Company's principal place of business is located, or elsewhere as allowed by law, or the United States Claims Court;

         (c) to intervene in any action brought by any other Member for judicial review of a final adjustment;

         (d) to file a request for an administrative adjustment at any time and, if any part of such request is not allowed, to file a petition for judicial review with respect to such request;

         (e) to enter into an agreement with the Internal Revenue Service to extend the period for assessing any tax that is attributable to any item required to be taken into account by a Member for tax purposes, or an item affected by such item; and

         (f) to take any other action on behalf of the Members (with respect to the Company) or the Company in connection with any administrative or judicial tax proceeding to the extent permitted by applicable law or the Regulations.

         Each Member shall have the right to participate in any such actions and proceedings to the extent provided for under the Code and Regulations.

         11.3 INDEMNITY OF TAX MATTERS MEMBER. To the maximum extent permitted by applicable law and without limiting Article 8, the Company shall indemnify and reimburse the Tax Matters Member for all expenses (including reasonable legal and accounting fees) incurred as Tax Matters Member pursuant to this
Article 11 in connection with any administrative or judicial proceeding with respect to the tax liability of the Members as long as the Tax Matters Member has determined in good faith that the Tax Matters Member's course of conduct was in, or not opposed to, the best interest of the Company. The taking of any action and the incurring of any expense by the Tax Matters Member in connection with any such proceeding, except to the extent provided herein or required by law, is a matter in the sole discretion of the Tax Matters Member.

         11.4 INFORMATION FURNISHED. To the extent and in the manner provided by applicable law and Regulations, the Tax Matters Member shall furnish the name, address, profits and loss interest, and taxpayer identification number of each Member to the Internal Revenue Service.

         11.5 NOTICE OF PROCEEDINGS, ETC. The Tax Matters Member shall use its reasonable best efforts to keep each Member informed of any administrative and judicial proceedings for the adjustment at the Company level of any item required to be taken into account by a Member for income tax purposes or any extension of the period of limitations for making assessments of any tax against a Member with respect to any Company item, or of any agreement with the Internal Revenue Service that would result in any material change either in Profits or Losses as previously reported.

         11.6 NOTICES TO TAX MATTERS MEMBER. Any Member that receives a notice of an administrative proceeding under Section 6233 of the Code relating to the Company shall promptly provide Notice to the Tax Matters Member of the treatment of any Company item on such Member's Federal income tax return that is or may be inconsistent with the treatment of that item on the Company's return. Any Member that enters into a settlement agreement with the Internal Revenue Service or any other government agency or official with respect to any Company item shall provide Notice to the Tax Matters Member of such agreement and its terms within 60 days after the date of such agreement.

         11.7 PREPARATION OF TAX RETURNS. The Tax Matters Member shall arrange for the preparation and timely filing of all returns of Company income, gains, deductions, losses and other items necessary for Federal, state and local income tax purposes and shall use all reasonable efforts to furnish to the Members within 60 days of the close of the taxable year a

Schedule K-1 and such other tax information reasonably required for Federal, state and local income tax reporting purposes. The classification, realization and recognition of income, gain, losses and deductions and other items shall be on the cash or accrual method of accounting for Federal income tax purposes, as the Board shall determine in its sole discretion in accordance with applicable law.

         11.8 TAX ELECTIONS. Subject to Section 11.9, the Board shall, in its sole discretion, determine whether to make any available election.

         11.9 TAXATION AS A PARTNERSHIP. No election shall be made by the Company or any Member for the Company to be excluded from the application of any of the provisions of Subchapter K, Chapter I of Subtitle A of the Code or from any similar provisions of any state tax laws or to be treated as a corporation for federal tax purposes.

                                   ARTICLE XII
                          ACCOUNTING AND BANK ACCOUNTS

         12.1 FISCAL YEAR AND ACCOUNTING METHOD. The fiscal year and taxable year of the Company shall be the calendar year. The Company shall use an accrual method of accounting.

         12.2 BOOKS AND RECORDS. The Company shall maintain at its principal office, or such other office as may be determined by the Board, all the following:

         (a) A current list of the full name and last known business or residence address of each Member, and of each member of the Board, together with information regarding the amount of cash and a description and statement of the agreed value of any other property or services contributed by each Member and which each Member has agreed to contribute in the future, and the date on which each Member became a Member of the Company;

         (b) A copy of the Certificate and this Agreement, including any and all amendments to either thereof, together with executed copies of any powers of attorney pursuant to which the Certificate, this Agreement, or any amendments have been executed;

         (c) Copies of the Company's Federal, state, and local income tax or information returns and reports, if any, which shall be retained for at least six fiscal years;

         (d) The financial statements of the Company; and

         (e) The Company's books and records.

         12.3 DELIVERY TO MEMBERS; INSPECTION. Upon the request of any Member, for any purpose reasonably related to such Member's interest as a member of the Company, the Officers shall cause to be made available to the requesting Member the information required to be maintained by clauses (a) through (e) of Section
12.2 and such other information regarding the business and affairs and financial condition of the Company as any Member may reasonably request.

         12.4 FINANCIAL STATEMENTS. The Officers shall cause to be prepared for the Members at least annually, at the Company's expense, financial statements of the Company, and its subsidiaries, prepared in accordance with generally accepted accounting principles and audited by a nationally recognized accounting firm. The financial statements so furnished shall include a balance sheet, statement of income or loss, statement of cash flows, and statement of Members' equity. In addition, the Officers shall provide on a timely basis to the Members monthly and quarterly financial statements, any available internal budgets or forecast or other available financial reports, as well as any reports or notices as are provided by the Company, or any of its Subsidiaries to any financial institution.

         12.5 FILINGS. At the Company's expense, the Officers shall cause the income tax returns for the Company to be prepared and timely filed with the appropriate authorities and to have prepared and to furnish to each Member such information with respect to the Company as is necessary (or as may be reasonably requested by a Member) to enable the Members to prepare their Federal, state and local income tax returns. The Officers, at the Company's expense, shall also cause to be prepared and timely filed, with appropriate Federal, state and local regulatory and administrative bodies, all reports required to be filed by the Company with those entities under then current applicable laws, rules, and regulations. The reports shall be prepared on the accounting or reporting basis required by the regulatory bodies.

         12.6 NON-DISCLOSURE. Each Member agrees that, except as otherwise consented to by the Board in writing, all non-public and confidential information furnished to it pursuant to this Agreement will be kept confidential and will not be disclosed by such Member, or by any of its agents, representatives, or employees, in any manner whatsoever, in whole or in part, except that

         (a) each Member shall be permitted to disclose such information to those of its agents, representatives, and employees who need to be familiar with such information in connection with such Member's investment in the Company (collectively "REPRESENTATIVES") and are apprised of the confidential nature of such information;

         (b) each Member shall be permitted to disclose information to the extent required by law, legal process or regulatory requirements, so long as such Member shall have used its reasonable efforts to first afford the Company with a reasonable opportunity to contest the necessity of disclosing such information, provided that each member and its Affiliates may disclose any information required to be disclosed under the federal securities laws without affording the Company such opportunity;

         (c) each Member shall be permitted to disclose such information to possible purchasers of all or a portion of the Member's Membership Interest, provided that such prospective purchaser shall execute a suitable confidentiality agreement in a form approved by the Company containing terms not less restrictive than the terms set forth herein; and

         (d) each Member shall be permitted to disclose information to the extent necessary for the enforcement of any right of such Member arising under this Agreement.

         Each Member shall be responsible for any breach of this Section 12.6 by its Representatives.

                                  ARTICLE XIII
                                  MISCELLANEOUS

         13.1 WAIVER OF DEFAULT. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by the Company or a Member under this Agreement shall be deemed or construed to be a consent or waiver with respect to any other breach or default by any party of the same provision or any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of the Company or a Member or to declare such party in default shall not be deemed or constitute a waiver by the Company or the Member of any rights under this Agreement.

         13.2 AMENDMENT.

         (a) This Agreement shall not be altered, modified or changed except by an amendment approved by unanimous consent of the Members, except that any amendment to Section 7.2(c) or 7.6 must also be approved by the Board.

         (b) In addition to any amendments otherwise authorized herein, the Board may make any amendments to any of the Schedules to this Agreement from time to time to reflect transfers of Membership Interests and issuances of additional Membership Interests. Copies of such amendments shall be delivered to the Members upon execution thereof.

         (c) The Board shall cause to be prepared and filed any amendment to the Certificate that may be required to be filed under the Act as a consequence of any amendment to this Agreement.

         (d) Any modification or amendment to this Agreement or the Certificate made in accordance with this Section 13.2 shall be binding on all Members and the Board.

         13.3 NO THIRD PARTY RIGHTS. Except as provided in Article 8, none of the provisions contained in this Agreement shall be for the benefit of or enforceable by any third parties, including creditors of the Company.

         13.4 SEVERABILITY. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

         13.5 NATURE OF INTEREST IN THE COMPANY. A Member's Membership Interest shall be personal property for all purposes.

         13.6 BINDING AGREEMENT. The provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

         13.7 HEADINGS. The headings of the sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

         13.8 WORD MEANINGS. The words "herein," "hereinafter," "hereof," and "hereunder" refer to this Agreement as a whole and not merely to a subdivision in which such words appear unless the context otherwise requires. The singular shall include the plural, and vice versa, unless the context otherwise requires. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." When verbs are used as nouns, the nouns correspond to such verbs and vice versa.

         13.9 COUNTERPARTS. This Agreement may be executed in several counterparts, all of which together shall constitute one agreement binding on all parties hereto, notwithstanding that all the parties have not signed the same counterpart.

         13.10 ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties hereto and thereto and supersedes all prior writings or agreements with respect to the subject matter hereof.

         13.11 PARTITION. The Members agree that the Property is not and will not be suitable for partition. Accordingly, each of the Members hereby irrevocably waives any and all right such Member may have to maintain any action for partition of any of the Property. No Member shall have any right to any specific assets of the Company upon the liquidation of, or any distribution from, the Company.

         13.12 GOVERNING LAW; CONSENT TO JURISDICTION AND VENUE. This Agreement shall be construed according to and governed by the laws of the State of Delaware without regard to principles of conflict of laws. The parties hereby submit to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware and the United States District Court for the Southern District of Texas and of the United States District Court for the District of Delaware, as the case may be, and agree that the Company or Members may, at their option, enforce their rights hereunder in such courts.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the undersigned has caused this Agreement to be duly executed as of the date first written above.

                                         ROBERTSON COAL MANAGEMENT LLC

                                         By: /s/ CORBIN J. ROBERTSON, JR.
                                            -----------------------------
                                         Name:   Corbin J. Robertson, Jr.
                                         Title:  Sole Member

                                   SCHEDULE 1

             Members, Capital Contributions and Percentage Interests

                                                                                   TOTAL CAPITAL        PERCENTAGE
         NAME AND ADDRESS              CASH CONTRIBUTED     GROSS ASSET VALUE      CONTRIBUTION         INTEREST
         ----------------              ----------------     -----------------      ------------         --------
Robertson Coal Management LLC        $       1000.00                -               $ 1000.00            100%